    As filed with the Securities and Exchange Commission on February 1, 2000
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------


                           IRON MOUNTAIN INCORPORATED
                     (formerly known as Pierce Leahy Corp.)
               (Exact name of issuer as specified in its charter)

          Pennsylvania                                       23-2588479
  (State or other jurisdiction of                           (I.R.S. Employer
   incorporation or organization)                          Identification No.)

                745 Atlantic Avenue, Boston, Massachusetts 02111
                                 (617) 535-4766
           (Address of Principal Executive Offices including zip code)

                                  -------------

         Iron Mountain Incorporated Executive Deferred Compensation Plan
                    Iron Mountain/ATSI 1995 Stock Option Plan
              Iron Mountain Incorporated 1995 Stock Incentive Plan
          Iron Mountain Incorporated 1998 Employee Stock Purchase Plan
                            (Full titles of the plan)

                                  ------------

                                C. Richard Reese
                            Chairman of The Board of
                      Directors and Chief Executive Officer
                           Iron Mountain Incorporated
                               745 Atlantic Avenue
                           Boston, Massachusetts 02111
                                 (617) 535-4766
            (Name, address and telephone number of agent for service)

                                  -------------

                                    COPY TO:
                             William J. Curry, Esq.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800

                                ----------------

IF, AS A RESULT OF STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR TRANSACTIONS, THE NUMBER OF SECURITIES PURPORTED TO BE REGISTERED ON THIS REGISTRATION STATEMENT CHANGES, THE PROVISIONS OF RULE 416 SHALL APPLY TO THIS REGISTRATION STATEMENT.

                                ----------------

                         CALCULATION OF REGISTRATION FEE


                                                       Proposed
                                                   Maximum Offering       Proposed Maximum
   Title of Securities         Amount to be        Price Per Share/           Aggregate              Amount of
     to be Registered          Registered(1)         Obligation(1)        Offering Price(1)      Registration Fee
     ----------------          -------------         -------------        -----------------      ----------------
Options granted under
Iron Mountain/ATSI the
1995 Stock Option Plan
and the Iron Mountain
Incorporated 1995 Stock
Incentive Plan:
--------------

Common Stock, par
value $.01 per share                      690                $0.7467                $515.22
Common Stock, par
value $.01 per share                   23,540                $0.8733             $20,557.48
Common Stock, par
value $.01 per share                  285,099                $4.3227          $1,232,397.45
Common Stock, par
value $.01 per share                      182                $4.4267                $805.66
Common Stock, par
value $.01 per share                      182                $4.7000                $855.40
Common Stock, par
value $.01 per share                   98,116                $5.7667            $565,805.54
Common Stock, par
value $.01 per share                    2,537                $6.6333             $16,828.68
Common Stock, par
value $.01 per share                    2,220                $7.2533             $16,102.33
Common Stock, par
value $.01 per share                    5,549                $7.2933             $40,470.52
Common Stock, par
value $.01 per share                    6,006                $7.3800             $44,324.28
Common Stock, par
value $.01 per share                    9,776                $7.5467             $73,776.54
Common Stock, par
value $.01 per share                      333                $7.8133              $2,601.83
Common Stock, par
value $.01 per share                    1,803                $7.9533             $14,339.80
Common Stock, par
value $.01 per share                    4,449                $8.2933             $36,896.89
Common Stock, par
value $.01 per share                   99,744                 $8.386            $836,453.18
Common Stock, par
value $.01 per share                    9,286                $9.1000             $84,502.60
Common Stock, par
value $.01 per share                  418,817               $10.2500          $4,292,874.25



                                                       Proposed
                                                   Maximum Offering       Proposed Maximum
   Title of Securities         Amount to be        Price Per Share/           Aggregate              Amount of
     to be Registered          Registered(1)         Obligation(1)        Offering Price(1)      Registration Fee
     ----------------          -------------         -------------        -----------------      ----------------

Common Stock, par
value $.01 per share                   93,545               $10.7500          $1,005,608.75
Common Stock, par
value $.01 per share                   83,235               $10.9400            $910,590.90
Common Stock, par
value $.01 per share                      180               $17.9733          $    3,235.19
Common Stock, par
value $.01 per share                   14,290               $18.5000            $264,365.00
Common Stock, par
value $.01 per share                    2,700               $18.7083             $50,512.41
Common Stock, par
value $.01 per share                   10,223               $19.3333            $197,644.33
Common Stock, par
value $.01 per share                   14,829               $20.2500          $  300,287.25
Common Stock, par
value $.01 per share                    6,000               $20.9583            $125,749.80
Common Stock, par
value $.01 per share                  309,937               $21.1667          $6,560,343.50
Common Stock, par
value $.01 per share                   45,911               $22.3333          $1,025,344.14
Common Stock, par
value $.01 per share                   42,384               $22.5417            $955,407.41
Common Stock, par
value $.01 per share                    4,410               $22.6667             $99,960.15
Common Stock, par
value $.01 per share                    3,192               $23.5000             $75,012.00
Common Stock, par
value $.01 per share                   43,073               $24.2500          $1,044,520.25
Common Stock, par
value $.01 per share                   15,000               $24.3333            $364,999.50
Common Stock, par
value $.01 per share                   14,400               $25.0333            $360,479.52
Common Stock, par
value $.01 per share                    1,868               $26.7917             $50,046.90
Common Stock, par
value $.01 per share                   37,372               $27.1667          $1,015,273.91
Common Stock, par
value $.01 per share                   66,260               $27.9063          $1,849,071.44
Common Stock, par
value $.01 per share                   42,308               $28.4167          $1,202,253.74
Common Stock, par
value $.01 per share                   11,735               $29.1875            $342,515.31
Common Stock, par
value $.01 per share                    1,700               $29.4063             $49,990.71



                                                       Proposed
                                                   Maximum Offering       Proposed Maximum
   Title of Securities         Amount to be        Price Per Share/           Aggregate              Amount of
     to be Registered          Registered(1)         Obligation(1)        Offering Price(1)      Registration Fee
     ----------------          -------------         -------------        -----------------      ----------------

Common Stock, par
value $.01 per share                   43,820               $30.3750          $1,331,032.50
Common Stock, par
value $.01 per share                   32,685               $30.5938            $999,958.35
Common Stock, par
value $.01 per share                  268,465               $33.6250          $9,027,135.63
                                      -------                                 -------------

Total                               2,177,851          --                    $36,491,446.24              $9,633.74

Iron Mountain
Incorporated 1995
Stock Incentive Plan:
---------------------

Common Stock, par
value $.01 per share                  626,156               $33.46875        $20,956,658.63              $5,532.56

Iron Mountain
Incorporated 1998
Employee Stock
Purchase Plan:
--------------

Common Stock, par
value $.01 per share                  324,093               $33.46875        $10,846,987.59              $2,863.61

Iron Mountain
Incorporated Executive
Deferred Compensation
Plan:
-----

Deferred Compensation
Obligations (2)                   $20,000,000                   100%         $20,000,000.00              $5,280.00
                                                                             --------------             ----------
Grand Total                                                                  $88,295,092.46             $23,309.91


(1) With respect to shares of Common Stock underlying options granted pursuant to the Iron Mountain/ATSI 1995 Stock Option Plan and the Iron Mountain Incorporated 1995 Stock Incentive Plan, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been based upon the per share and aggregate exercise prices. With respect to the shares of Common Stock issuable under the Iron Mountain Incorporated 1995 Stock Incentive Plan and the Iron Mountain Incorporated 1998 Employee Stock Purchase Plan, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on January 28, 2000.

(2) With respect to the Deferred Compensation Obligations registered under the Iron Mountain Incorporated Executive Deferred Compensation Plan, the proposed maximum offering price per obligation and the proposed maximum aggregate offering price have been estimated solely for purpose of calculating the amount of the registration fee in accordance with rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The Deferred Compensation Obligations are unsecured obligations of Iron Mountain Incorporated to pay deferred compensation in the future in accordance with the terms of the Iron Mountain Incorporated Executive Deferred Compensation Plan.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following additional documents, which have been filed by Iron Mountain Incorporated (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in and made a part of this Registration Statement, as of their respective dates:

          (a) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

          (b) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          (c) The Company's Current Reports on Form 8-K dated October 22, 1999 and February 1, 2000;

          (d) The description of the Common Stock contained in the Company's registration statement on Form 8-A dated May 27, 1997 (File No. 1-13045), including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Under the Iron Mountain Incorporated Executive Deferred Compensation Plan (the "EDC Plan"), the Company will provide eligible employees the opportunity to defer the payment to them by the Company or any subsidiary of between five and fifty percent of their base salary and between five and one hundred percent of any incentive compensation bonuses by making a written election with the EDC Plan's administrator. The obligations of the Company under the EDC Plan (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation, with earnings, in the future in accordance with the terms of the EDC Plan, and the Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         Each participating employee (each a "Participant") will elect the amount of compensation to be deferred in accordance with the EDC Plan. Participants will choose hypothetical investment options from the range provided by the Company. A hypothetical investment in the Company's stock will not be an option. Each Obligation will be payable by the Company upon the Participant's retirement, death, disability or termination of employment or such earlier date selected by each Participant in accordance with the terms of the EDC Plan. The Participant may elect to receive benefits in either a single lump sum in cash or substantially equal annual cash installments over a period of either five or ten years.

         No benefit, payment, sum or other interest under the EDC Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance or charge.

         The EDC Plan constitutes a promise by the Company to make benefit payments to Participants and beneficiaries in the future in accordance with the terms of the EDC Plan. Any amounts payable under the EDC Plan will be paid out of the general assets of the Company and each Participant and beneficiary will be deemed to be a general unsecured creditor of the Company.

         The Company has established a "grantor" trust to meet its obligations under the EDC Plan, the assets of which are treated, for all purposes, as general, unrestricted assets of the Company. In all events, it is the intent of the Company that the EDC Plan be treated as unfunded for tax and ERISA purposes.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the shares offered hereby will be passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives") and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

         Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

         Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

         Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

         Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation or an employee benefit plan.

         Section 7.2 of the Company's Bylaws provides indemnification to directors and officers for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative, investigative or through arbitration. Section 7.2 also permits the Company, by action of its Board of Directors, to indemnify officers, employees and other persons to the same extent as directors. Amendments, repeals or modifications of Section 7.2 can only be prospective and such changes require the affirmative vote of not less than all of the directors then serving or holders of a majority of the outstanding shares of stock of the Company entitled to vote in elections of directors. Section 7.2 further permits the Company to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

                                  EXHIBIT INDEX

         EXHIBIT NO.       DESCRIPTION

          5.1  Opinion of Sullivan & Worcester LLP.*

          5.2  Opinion of Ballard Spahr Andrews & Ingersoll, LLP.*

          23.1 Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5.1).

          23.2 Consent of Arthur Andersen LLP (as to Iron Mountain Incorporated, a Delaware Corporation).*

          23.3 Consent of Arthur Andersen LLP (as to Iron Mountain Incorporated, a Pennsylvania Corporation, f/k/a Pierce Leahy Corp).*

          24 Power of Attorney (included in signature page of this Registration Statement).

*Filed herewith.

ITEM 9.  UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 1st day of February, 2000.

                                  IRON MOUNTAIN INCORPORATED

                                  By:    /s/ C. Richard Reese
                                      ------------------------------------------
                                         C. Richard Reese
                                         Chairman of the Board,
                                         Chief Executive Officer and Director

         The undersigned Officers and Directors of the Company hereby severally constitute C. Richard Reese, John F. Kenny, Jr., David S. Wendell and J. Peter Pierce, and each of them acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below any amendments to this Registration Statement on Form S-8 (including any post-effective amendments hereto) and to file the same, with Exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this Registration Statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities indicated on the 1st day of February, 2000.


            Signatures                         Title
            ----------                         -----

            /s/ C. Richard Reese
            ----------------------------
            C. Richard Reese                   Chairman, Chief Executive Officer and Director

            /s/ J. Peter Pierce
            ----------------------------
            J. Peter Pierce                    President and Director

            /s/ John F. Kenny, Jr.
            ----------------------------
            John F. Kenny, Jr.                 Executive Vice President and Chief Financial Officer

            /s/ David S. Wendell
            ----------------------------
            David S. Wendell                   Senior Vice President and Director

            /s/ Eugene B. Doggett
            ----------------------------
            Eugene B. Doggett                  Director



            /s/ Constantin R. Boden
            ----------------------------
            Constantin R. Boden                Director

            /s/ Arthur D. Little
            ----------------------------
            Arthur D. Little                   Director

            /s/ Vincent J. Ryan
            ----------------------------
            Vincent J. Ryan                    Director

            /s/ B. Thomas Golisano
            ----------------------------
            B. Thomas Golisano                 Director

            /s/ Kent P. Dauten
            ----------------------------
            Kent P. Dauten                     Director

            /s/ Clarke H. Bailey
            ----------------------------
            Clarke H. Bailey                   Director

            /s/ Howard D. Ross
            ----------------------------
            Howard D. Ross                     Director
